U N I T E D S T A T E S S E C U R I T I E S A N D E X C H A N G E C O M M I S S I O N
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2009
(January 8, 2009)

CHARMED HOMES INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53285	______________
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

60 Mt. Kidd Point SE, Calgary, Alberta, Canada T2Z 3C5
(Address of principal executive offices) (Zip Code)

(403) 831-2202
(Registrant's telephone number)

chi8k10809

Item 1.01. Entry Into a Material Definitive Agreement

     On January 8, 2009, Charmed Homes Inc. (the "Company") entered into a merger agreement (the "Merger Agreement") with IntelaSight, Inc., a Washington corporation dba Iveda Solutions ("Iveda"), Charmed Homes Subsidiary, Inc., a Nevada corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and certain Company shareholders.

     Under the Merger Agreement, the Company and Iveda have agreed, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, to engage in a merger whereby the Merger Sub will merge with and into Iveda, and as a result Iveda will become a wholly-owned subsidiary of the Company. As part of the merger, Iveda's stock and derivative securities will be exchanged for stock and derivative securities of the Company at a ratio of one share of the Company's common stock for each one share held in Iveda immediately prior to the merger closing. As part of the merger, the Company will change its name to "Iveda Corporation."

     Iveda provides remote video monitoring services and currently has clients in Arizona and California. The Company offers a proactive security solution using network cameras, real-time Internet-based surveillance system, and a remote monitoring facility with trained intervention specialists. Based in Mesa, Arizona, Iveda’s core monitoring service offers private and public entities what management believes to be a more affordable, reliable, and effective security solution than either security guards or closed circuit television on-site monitoring.

     Prior to the merger, the Company will engage in a 2 for 1 reverse split to reduce the number of outstanding shares of its common stock, and the two major shareholders of the Company will sell 5 million pre-reverse split shares of the Company's common stock to Iveda.

     The parties have until February 29, 2009 to close the proposed merger, at which time either party may terminate the Merger Agreement. The Merger Agreement may also be terminated in the event it fails to receive the approval of holders of a majority of the outstanding Iveda voting stock when submitted to the shareholders for approval, or if greater than 1% of the outstanding Iveda voting stock dissents from the merger.

     Following the merger, the Merger Sub will cease to exist, and Iveda will be a direct, wholly-owned subsidiary of the Company. The Company's current officers and directors will resign as of the closing, and the directors of the Company will be David Ly, Greg Omi, Jody Bisson, and one additional director to be appointed by Iveda and the officers of the Company will be David Ly, President and CEO, Bob Brilon, CFO and Treasurer, and Luz Berg, Secretary – each of these individuals is a current officer and/or director of Iveda. The closing will not occur until the Company and Iveda file Articles of Merger with the States of Washington and Nevada, which will not occur until after the approval of the Iveda shareholders has been obtained and following applicable waiting periods required by SEC regulations (for the reverse split and name change of the Company) and Washington law (as Iveda intends to solicit consents in lieu of holding a special meeting of its shareholders to approve the merger).

     The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by this reference. The attached Merger Agreement is not in any way intended as a document for investors to obtain factual information about the current state of affairs of the Company. Such information can be found in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. The Merger Agreement contains representations and warranties made by the Company and Iveda which are used as a tool to allocate risks between the parties where the parties do not have completed knowledge of all facts. Furthermore, the representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified, modified or limited by confidential disclosures exchanged between the parties chi8k10809

in connection with the execution of the Merger Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or conditions of the Company or Iveda. Investors are not third-party beneficiaries under the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

      Forward-Looking Statements

     In addition to historic information, this report, including the exhibit, contains forward-looking statements regarding events, performance and trends. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, including whether or not the merger, which is subject to customary closing conditions and completion of due diligence, will close, and the statements contained above regarding the Merger Agreement and the risks and uncertainties related to the occurrence of future events. There can be no assurance that the required shareholder approval will be obtained by Iveda, that the closing conditions contained in the Merger Agreement will be satisfied or waived, that the merger will occur, or, if it does occur, when it will close. Additional factors are identified in the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which are the Company’s Annual Report on Form 10-K for the year ended January 31, 2008 and the Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 2008, July 31, 2008 and October 31, 2008.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
2.1	Merger Agreement, dated January 8, 2009, by and among Charmed Homes Inc., Charmed Homes Subsidiary, Inc., certain shareholders and IntelaSight, Inc.

SIGNATURES

     In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 13, 2009

Charmed Homes Inc., a Nevada corporation

By: IAN QUINN
       Ian Quinn, President

chi8k10809                                                                                                                                                                                                                                                           1/14/2009